Exhibit 4.7

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

PENTHOUSE MEDIA GROUP INC.

_________________________

1.

Number and Designation.  200,000,000 shares of the Preferred Stock of the Corporation shall be designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

2.

Priority.  The Series B Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, rank:

(a)

senior to the Corporation’s common stock, par value $.01 per share (the “Common Stock”), including Common Stock designated as voting Common Stock (“Voting Common Stock”) and Common Stock designated as Series B non-voting Common Stock, and to any other class or series of the capital stock of the Corporation (unless such other class or series of capital stock constitutes “Parity Stock” or “Senior Stock,” as defined below) (collectively including the Common Stock, “Junior Stock”);

(b)

on a parity with the Corporation’s Series A Preferred Stock and with  any other class or series of the capital stock of the Corporation if the terms of such class or series of capital stock specifically provide that the holders thereof and the holders of Series B Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, as the case may be, without one having preference or priority over the other (“Parity Stock”); and

(c)

junior to any class or series of capital stock of the Corporation, if the terms of such class or series of capital stock specifically provide that the holders thereof shall be entitled to the receipt of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Stock (“Senior Stock”).

3.

Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock equal to the product of (a) the per share dividend to be declared, paid or set aside for the Common Stock, multiplied by (b) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible.

4.

Voting Rights; Directors.

(a)

On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Voting Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law, the provisions of this Articles of Incorporation or by the provisions establishing any other series of Preferred Stock, holders of Series B Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Voting Common Stock as a single class.

(b)

The rights of holders of shares of Series B Preferred Stock to vote with respect to any matters as provided in this Section 4 may be exercised in person or by proxy at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares of Series B Preferred Stock required to take such action at a meeting at which all of the holders of Series B Preferred Stock were present and voted.

5.

Conversion Rights.  At the option of the holder thereof, each share of Series B Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Voting Common Stock as provided herein.

(a)

Conversion Mechanics.  Each holder of shares of Series B Preferred Stock who elects to convert any shares of Series B Preferred Stock into shares of Voting Common Stock shall surrender the certificate or certificates for such shares of Series B Preferred Stock, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted.  Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Voting Common Stock that such holder is entitled to receive upon such conversion.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Voting Common Stock on such date.  If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Voting Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

(b)

Conversion Price.  Each share of Series B Preferred Stock shall be convertible in accordance with this Section 5 into the number of shares of Voting Common Stock that results from dividing the Original Issue Price (as defined in Section 9) for such Series B Preferred Stock by the conversion price for such Series B Preferred Stock that is in effect at the time of conversion (the “Conversion Price”).  The initial Conversion Price for the Series B Preferred Stock shall be the Original Issue Price.  The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as provided below.

(c)

Adjustment Upon Common Stock Event.  Upon the record date for a Common Stock Event (as defined in this Section 5(c)) or upon the happening of a Common Stock Event (if there is no record date), whichever is earlier, the Conversion Price of the Series B Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be automatically adjusted by multiplying the Conversion Price of the Series B Preferred Stock in effect immediately prior to such Common Stock Event by a fraction (i) the numerator of which shall be the number of shares of Common Stock that are issued and outstanding immediately prior to such Common Stock Event and (ii) the denominator of which shall be the number of shares of Common Stock that are issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series B Preferred Stock.  The Conversion Price for the Series B Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term “Common Stock Event” shall mean (i) the issuance by the Corporation of additional shares of Common Stock as a dividend or other distribution, without consideration, to one or more of its stockholders payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock, (ii) a subdivision (i.e., a stock split) of the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) a combination (i.e., a reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(d)

Adjustment for Recapitalization, etc.  If at any time or from time to time after the Original Issue Date the Voting Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, consolidation, sale of assets or otherwise (other than by a Common Stock Event or a stock dividend or distribution provided for elsewhere in this Section 5), then in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by a holder of the number of shares of Voting Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(e)

Sale of Shares Below Conversion Price.

(i)

Adjustment Formula.  Subject to the provisions of this Section 5(e), if at any time or from time to time after the Original Issue Date the Corporation issues or sells, or is deemed by the provisions of this Section 5(e) to have issued or sold, Additional Shares of Common Stock (as defined in Section 9), otherwise than in connection with a Common Stock Event as provided in Section 5(c), or a recapitalization, reclassification, reorganization, merger, consolidation, sale of assets or other change as provided in 5(d), for an Effective Price (as defined in Section 9) that is less than the Conversion Price for the Series B Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for the Series B Preferred Stock shall be adjusted, as of the close of business on the date of such issue or sale, to the amount obtained by multiplying such Conversion Price by a fraction:

(A)

the numerator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding (as defined in Section 9) immediately prior to such issue or sale of Additional Shares of Common Stock plus (y) the quotient obtained by dividing the Aggregate Consideration Received (as defined in Section 9) by the Corporation for the total number of Additional Shares of Common Stock so issued and/or sold (and/or deemed so issued and sold) by the Conversion Price for the of Series B Preferred Stock in effect immediately prior to such issue or sale; and

(B)

the denominator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale (or deemed issue or sale) plus (y) the number of Additional Shares of Common Stock so issued or sold (and/or deemed so issued and sold).

(ii)

Deemed Issuances.  For the purpose of making any adjustment to the Conversion Price of the Series B Preferred Stock required under this Section 5(e), if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses and assuming the satisfaction of any conditions to convertibility or exchangeability including, without limitation, the passage of time) is less than the Conversion Price then in effect for the Series B Preferred Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights or Options or Convertible Securities, that number of Additional Shares of Common

Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights or Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(A)

if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(B)

if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(C)

if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, as adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock upon the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.  If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(f)

Certain Adjustments upon Qualified IPO.  To the extent that 11,777,800 shares (as such shares are presently constituted, subject to proportional adjustment for any stock split or combination or reclassification) (the “Assumed Equity Plan Shares”) exceeds the actual number of shares of Common Stock (or options, warrants or rights therefor) that have been issued pursuant to the Corporation’s equity incentive or benefits plan prior to the occurrence of a Qualified IPO (excluding any such securities that are being issued upon consummation of such Qualified IPO, the “Actual Equity Plan Shares”), the Conversion Price for the Series B Preferred Stock shall be appropriately adjusted, immediately prior to the deemed liquidation, dissolution or winding up resulting from such Qualified IPO under Section  7(a), such that (excluding, only for the purposes of such calculation, the effects of any other adjustments to the Conversion Price under this Section 5) one share of Series B Preferred Stock represents upon the Qualified IPO the same proportion of the fully-diluted equity of the Corporation that such share would have represented on the Original Issue Date had the Actual Equity Plan Shares (rather than the Assumed Equity Plan Shares) been deemed issued on the Original Issue Date.

(g)

Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for the Series B Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer or Secretary to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series B Preferred Stock at the holder’s address as shown in the Corporation’s books.

(h)

Fractional Shares.  No fractional shares of Voting Common Stock or other securities shall be issued upon any conversion of Series B Preferred Stock.  In determining the number of fractional shares of Voting Common Stock or other securities that would otherwise have been issuable upon such conversion of Series A Preferred Stock, all shares of Voting Common Stock or other securities issuable upon all shares of Series B Preferred Stock being converted by a single holder of such Series B Preferred Stock (whether by optional or automatic conversion) shall be aggregated.  In lieu of any fractional share of Voting Common Stock or other securities to which the holder otherwise would be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Voting Common Stock’s (or other security’s) fair market value as determined in good faith by the Board of Directors as of the date of conversion.

(i)

Reservation of Common Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Voting Common Stock to such number of shares as shall be sufficient for such purpose.

(j)

Notices.  Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Series B Preferred Stock shall be deemed given upon the earlier of actual receipt thereof or deposit thereof in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(k)

No Dividends Upon Conversion.  Upon any conversion pursuant to this Section 5, no adjustment to the Conversion Price for the Series B Preferred Stock shall be made for any declared and/or accrued but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Voting Common Stock delivered upon conversion.

6.

Reacquired Shares.  Any shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall not be issued as shares of such series and shall be retired promptly after the acquisition thereof.  All of such shares of Series B Preferred Stock shall, in accordance with Section 78.283 of the Nevada Revised Statutes, be returned to the status of authorized but unissued shares of Preferred Stock of the Corporation, and may be reissued as part of another class or series of Preferred Stock of the Corporation.

7.

Liquidation, Dissolution or Winding Up.

(a)

Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of shares of Junior Stock, by reason of their ownership thereof, an amount per share of Series B Preferred Stock (such amounts in the aggregate for all shares, the “Liquidation Preference”) equal to the greater of (x) the Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared and/or accrued but unpaid thereon, or (y) such amount as would have been payable had such share been converted into Voting Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution or winding up.  For the purposes of this Section 7, a Change of Control or a Qualified IPO will be deemed a “liquidation, dissolution or winding up of the Corporation.”

(b)

Insufficiency of Assets.  If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of Series B Preferred Stock and any Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

8.

Preemptive Rights.  For so long as an Original Purchaser (as defined in Section 9) and/or its Affiliates collectively own at least twenty percent (20%) of the shares of Series B Preferred Stock issued to such Original Purchaser on its Original Issue Date, each time the Corporation proposes to offer any shares of, or any securities convertible into or exercisable for any shares of any class of its capital stock (“New Stock”), the Corporation shall first make an offering of such New Stock to such Original Purchaser and its Affiliates in accordance with the following provisions:

(a)

Notice to Holders of Intention to Sell.  The Corporation shall deliver a notice (the “Investor Notice”) to such Original Purchaser and its Affiliates, as applicable, stating (i) its bona fide intention to offer such New Stock, (ii) the number of shares of such New Stock to be offered, and (iii) the terms upon which it proposes to offer such New Stock.  The Investor Notice shall be delivered by the Corporation no less than 15 calendar days prior to the proposed date of the sale of New Stock.

(b)

Election to Purchase and Consummation.  Within 15 business days after delivery of the Investor Notice, such Original Purchaser and/or its Affiliates may elect to purchase its pro rata portion, on a fully diluted, as converted basis, of such New Stock on the same terms and conditions offered or provided by the Corporation to third-party purchasers of the New Stock.  If such Original Purchaser and/or its Affiliates elects to purchase any such New Stock, such Original Purchaser and its Affiliates, as applicable, and the Corporation shall enter into a stock purchase agreement containing the same terms and conditions as the stock purchase agreement to be entered into between the Corporation and the third-party purchasers.  The Original Purchaser and any of its Affiliates electing to purchase shares of New Stock shall deliver payment (or other consideration) for such shares, and the Corporation shall issue and deliver such shares in consideration of such payment at the closing of the sale of the New Stock to the third-party purchasers.  The rights set out in this Section 8(b) will terminate immediately prior to the closing of a Qualified IPO.

(c)

Sale of the Remaining Portion.  The Corporation may, during the forty-five (45) calendar day period following the expiration of the period provided in Section 8(b), offer any remaining unsubscribed portion (the “Available Shares”) of the New Stock to any Person or Persons upon terms not more favorable to the offeree than those specified in the Investor Notice.  If the Corporation does not enter into an agreement for the sale of such portion of the New Stock within such period, or if such agreement is not consummated within 60 calendar days of the execution thereof, the rights provided in this Section 8 shall be deemed to be revived and such New Stock shall not be offered unless first reoffered to the such Original Purchaser and its Affiliates, as applicable, in accordance herewith.

(d)

Excluded Transactions.  The rights set forth in this Section 8 shall not be applicable to: (i) up to an aggregate of 11,777,800 shares (as such shares are presently constituted, subject to proportional adjustment for any stock split or combination or reclassification) of Common Stock (or options, warrants or rights therefor) issued or issuable to employees, officers or directors of, or contractors, consultants or advisers to, the Corporation pursuant to the Corporation’s equity incentive or benefits plan approved by the Board, (ii) up to an aggregate of 5,888,900 shares (as such shares are presently constituted, subject to proportional adjustment for any stock split or combination or reclassification) of Common Stock (or options, warrants or rights therefor) issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board, (iii) shares of Common Stock issued or issuable upon the conversion of shares of the Series A Preferred, (iv) up to up to an aggregate of 5,888,900 shares (as such shares are presently constituted, subject to proportional adjustment for any stock split or combination or reclassification) of Common Stock (or options, warrants or rights therefor) issued to in connection with strategic collaborations, development agreements or licensing transactions, the terms of which are approved by the Board, (v) the issuance of capital stock or rights to acquire capital stock (provided that such issuance does not result in a Change of Control of the Corporation) issued in connection with the acquisition by the Corporation of substantially all of the assets or capital stock of another Person, the terms of which are approved by the Board and (vi) stock splits, stock dividends or other similar transactions.

9.

Definitions.  For purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

(a)

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued or issuable by the Corporation or deemed issued pursuant to Section 5(e)(ii), whether or not subsequently reacquired or retired by the Corporation, other than:  (A) shares of Common Stock issued or issuable upon the conversion of shares of Series A Preferred Stock or Series B Preferred Stock; (B) shares of Common Stock (or options, warrants or rights therefor) issued or issuable to employees, officers or directors of, or contractors, consultants or advisers to, the Corporation pursuant to the Corporation’s equity incentive or benefits plans, any successor plan or other arrangements approved by the Board of Directors (such number of shares to be calculated net of any repurchases of such shares by the Corporation and net of any such expired or terminated options, warrants or rights and to be proportionally adjusted to reflect any subsequent Common Stock Event); and (C) shares of Common Stock issued or issuable in a public offering registered under the Securities Act in which all outstanding shares of Series A Preferred Stock and Series B Preferred Stock will be converted into Common Stock or shares of Common Stock issued or issuable upon exercise of options, warrants or rights granted to underwriters in connection with such a public offering.

(b)

“Affiliate” of a Person shall mean a Person directly or indirectly controlled by, controlling or under common control with such Person, including, without limitation, managed accounts.

(c)

The “Aggregate Consideration Received” by the Corporation for any issuance or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed as the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issuance or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in this Section 9) or Rights or Options (as defined in this Section 9) to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may reasonably be determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(d)

“Change of Control” means, in one transaction or a series of related transactions:

(i)

(A) the merger or consolidation of the Corporation into or with one or more Persons, (B) the merger or consolidation of one or more Persons into or with the Corporation or (C) a tender offer or other business combination if, in the case of (A), (B) or (C), the stockholders of the Corporation immediately prior to such merger, consolidation, tender offer or business combination (together with such stockholders’ Affiliates) do not retain at least a majority of the voting power of the surviving Person, or

(ii)

the sale, conveyance, exchange or transfer to another Person or Persons (in one transaction or a series of related transactions) of (A) the voting capital stock of the Corporation if, after such sale, conveyance, exchange or transfer, the stockholders of the Corporation immediately prior to such sale, conveyance, exchange or transfer (together with such stockholders’ Affiliates) do not immediately after such transaction retain at least a majority of the voting power of the Corporation or (B) more than fifty percent (50%) of the assets of the Corporation.

(e)

“Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock that are outstanding at the time in question; plus (B) all shares of Common Stock that are issuable upon conversion or exercise of all shares of Series A Preferred Stock; plus (C) all shares of Common Stock that are issuable upon conversion or exercise of all shares of Series B Preferred Stock or other Convertible Securities or Rights or Options that are outstanding at the time in question.

(f)

“Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(g)

The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold by the Corporation, and/or deemed to have been issued or sold by the Corporation under Section 5(e)(ii), into the Aggregate Consideration Received by the Corporation, or deemed to have been received by the Corporation under Section 5(e)(ii), for the issue of such Additional Shares of Common Stock.

(h)

[Reserved].

(i)

“Original Issue Date” shall mean, with respect to each Original Purchaser, the date on which the first share of Series B Preferred Stock is issued to such Original Purchaser by the Corporation.

(j)

“Original Issue Price” shall mean $0.029604 per share for the Series B Preferred Stock.

(k)

“Original Purchaser” shall mean each of Marc H. Bell, Staton Family Perpetual Trust, Florescue Family Corporation, Absolute Return Europe Fund and Russell H. Frye, and their respective designees.

(l)

[Reserved].

(m)

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

(n)

“Qualified IPO” shall mean an underwritten initial public offering of shares of Common Stock pursuant to a registration statement under the Securities Act with either (i) aggregate gross proceeds to the Corporation of at least $25,000,000 or (ii) an implied equity value of the Corporation of at least $100,000,000.

(o)

[Reserved].

(p)

“Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

C.

The foregoing Certificate of Designations has been duly adopted, in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, by resolution of the Board of Directors of the Corporation.